Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

SUNLINK HEALTH SYSTEMS ANNOUNCES AGREEMENT TO SELL

ASSETS OF ITS DEXTER, MO HOSPITAL

Atlanta, GA (October 29, 2012) — SunLink Health Systems, Inc. (NYSE:MKT: SSY) today announced that it has signed an agreement for the sale of substantially all the assets and the leasehold interest of its subsidiary, Dexter Hospital, LLC, D/B/A Missouri Southern Healthcare, to Southeast Missouri Hospital Association, D/B/A SoutheastHEALTH. The assets of Missouri Southern Healthcare consist of a leased 50-bed acute care hospital and related clinics, equipment, and home health services in Dexter, MO. The transaction is subject to a number of preconditions, including satisfactory buyer due diligence and, subject thereto, is expected to close by December 31, 2012. It is anticipated that SunLink’s subsidiary, Dexter Hospital, LLC, will manage the hospital for SoutheastHEALTH after closing during a transition period ending June 30, 2013.

The sale of the assets and leasehold interest of Missouri Southern for approximately $9.8 million, less estimated sale expenses and taxes, is expected to result in net proceeds of approximately $7 million.

Robert M. Thornton, Jr., chairman and chief executive officer of SunLink, commented, “We operate our Missouri Southern hospital under a lease which expires in 2019. The landlord has notified us that our existing lease will not be renewed and that they have entered into a lease with SoutheastHEALTH, effective upon the termination of our lease. We are pleased that we have been able to reach a collaborative agreement for SoutheastHEALTH to acquire the assets and leasehold interest of Missouri Southern and for our subsidiary to manage the hospital for SoutheastHEALTH during a transition period ending June 30, 2013. We intend to use the proceeds of this sale to improve our remaining hospitals, repay debt and for general corporate purposes.”

Excluding Missouri Southern, SunLink Health Systems, Inc. currently operates four community hospitals and related businesses in the Southeast and Midwest, and a specialty pharmacy company in Louisiana. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc, please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2012 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.